FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT:
May 28, 2010	Elizabeth Neighbors (262) 695-6010

CIB Marine Bancshares, Inc. Announces Certified Results of
Annual Meeting of Shareholders

PEWAUKEE, Wis. – CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) has announced it has received certified voting results from the independent inspector of election for the Company’s May 27, 2010 annual meeting of stockholders.

The certified results show that stockholders voted to elect all six of the nominees proposed by the Company to serve on CIB Marine’s Board. The Company’s directors are divided into multiple classes with staggered terms. The re-elected Board members include: Mr. Howard Zimmerman, who will serve until 2011; Messrs. Donald Trilling, Charles Mires and Ronald Rhoades, who will serve until 2012; and Messrs. Charles Baker and John Hickey, Jr., who will serve until 2013. Stockholders also voted to ratify the appointment of Crowe Horwath, LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

John P. Hickey, Jr., President, CEO and Chairman of the Board of Directors said, “We are pleased that our shareholders have re-elected the nominated Directors and look forward to working together to further the interests of our shareholders and return the Company to profitability.”

CIB Marine also announced the promotions of its current Chief Credit Officer, Charles J. Ponicki, to the position of Chief Operating Officer and President, and its Chief Investment Officer, Patrick J. Straka, to the position of Chief Financial Officer. Both promotions are subject to approval by banking regulatory agencies. The Company’s current Chief Financial Officer, Ed Depenbrok, will remain in that position until regulatory approval for Mr. Straka is obtained, and he will serve as a consultant to the Company thereafter. John Hickey will continue as the Company’s Chief Executive Officer and Chairman.

CIB Marine Bancshares, Inc. is the holding company for CIBM Bank. The one-bank holding company has 17 banking offices in Central Illinois, Wisconsin, Indiana and Arizona. More information on the company is available at www.cibmarine.com.

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2009 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

- ### -